UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

Solicitation/Recommendation Statement

Under Section 14(d)(4) of the Securities Exchange Act of 1934

ZOGENIX, INC.

(Name of Subject Company)

ZOGENIX, INC.

(Name of Person Filing Statement)

Common Stock, $0.001 par value per share

(Title of Class of Securities)

98978L204

(CUSIP Number of Class of Securities)

Stephen J. Farr, Ph.D.

President and Chief Executive Officer

Zogenix, Inc.

5959 Horton Street, Suite 500

Emeryville, CA 94608

(510) 550-8300

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on

Behalf of the Person Filing Statement)

With copies to:

Scott Shean

Latham & Watkins LLP

650 Town Center Dr

20th Floor

Costa Mesa, CA 92626

Telephone: (714) 540-1235

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 7.01 and 9.01 of the Current Report on Form 8-K filed by Zogenix, Inc. (the “Company” or “Zogenix”) on January 19, 2022 (including all exhibits attached thereto and incorporated therein by reference) is incorporated herein by reference.